Exhibit 99.1

News

February 3, 2004	Analyst Contact: Weldon Watson
918-588-7158

ONEOK announces common stock offering

Tulsa, Okla. — ONEOK, Inc. (NYSE:OKE) announced a common stock offering today consistent with its December 19, 2003 press release. ONEOK has agreed to sell to Citigroup Global Markets Inc. approximately 6.9 million shares of its common stock generating proceeds of approximately $150 million to ONEOK, subject to customary closing conditions. All shares will be offered by ONEOK pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission (SEC).

Citigroup Global Markets Inc. will be the sole underwriter for the offering and was granted an over-allotment option to purchase up to an additional 1 million shares within 30 days.

ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. ONEOK’s energy marketing and trading operations provide service to customers in most states. ONEOK is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers. ONEOK is a Fortune 500 company.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

This announcement includes forward-looking statements within the meaning of the Securities Litigation Reform Act. ONEOK has based these forward-looking statements on its current expectations and projections about future events. Although ONEOK believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. ONEOK undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.

For further information please contact:	Citigroup Global Markets Inc.
Brooklyn Army Terminal, 140 58th St., 8th floor
Brooklyn, NY 11220
718-765-6732
Attn: Prospectus Department

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